UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2017 (January 6, 2017)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paul A. Davis, our Senior Vice President, Business Development, Onshore Pipelines and Engineering, resigned his position effective January 6, 2017 to pursue other opportunities. Mr. Davis had served as our Senior Vice President since March 2012. There were no disagreements between Mr. Davis and our management or board that influenced his decision to resign.

Mr. Davis and our general partner have entered into a Separation and Release Agreement (the “Release Agreement”) relating to his resignation. Among other things, the Release Agreement provides that Mr. Davis will (a) receive severance payments totaling $375,000, payable in twelve monthly installments, (b) receive payment in accordance with its terms (as if he remained an employee) for 100% of his long-term incentive award granted in 2014 based on the 150% performance threshold, (c) remain eligible for vesting and payment in accordance with their terms (as if he remained an employee) for approximately 63% of the total phantom units and tandem distribution equivalent rights awards granted in 2015 and 2016 based on the performance thresholds provided in such awards, and (d) receive monthly payments equal to the monthly premium amounts he would have to pay under COBRA to continue to participate in our benefits plan through July 31, 2018, regardless of whether he elects to participate in our benefits plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware Limited Partnership)

	By:	GENESIS ENERGY, LLC, as General Partner

Date: January 12, 2017	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer

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